UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2000

Penn Virginia Corporation
(Exact name of registrant as specified in its charter)
Virginia (Name or other jurisdiction of incorporation)	0-753 (Commission File Number)	23-1184320 (IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (610) 687-8900

Item 2. Acquisition or Disposition of Assets.

On December 29, 2000, Registrant's indirectly wholly owned subsidiary, Penn Virginia Oil & Gas Corporation, sold natural gas properties located primarily in Kentucky and West Virginia to Eastern American Energy Corporation, a wholly owned subsidiary of Energy Corporation of America. The sale was effective as of October 1, 2000. The purchase price paid for the properties was a total of $59.4 million, subject to adjustments for production and expenses after October 1, 2000, preferential rights exercised by third parties and other customary adjustments. Of the $59.4 million paid, $58.6 million was paid in cash and the balance in assumption of certain payment obligations of Registrant.

The properties sold contained an estimated 70 billion cubic feet equivalent of proved reserves and, at the time of the sale, produced, net to Registrant, seven million cubic feet per day.
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Item 7. Financial Statements and Exhibits.

(b) Pro Forma Financial Information. See "Index to Financial Statements" on page F-1.

(c) Exhibits.

Exhibit 10. Asset Purchase and Sale Agreement dated November 22, 2000, as amended by letter agreement dated December 29, 2000, between Penn Virginia Oil & Gas Corporation and Eastern American Energy Corporation (designated assignee of Energy Corporation of America) (Schedules deleted).

Exhibit 99. Press Release dated January 3, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 12, 2001	Penn Virginia Corporation
Nancy M. Snyder
By: /s/ Nancy M. Snyder Vice President

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Unaudited Pro Forma Consolidated Financial Statements of Penn Virginia Corporation

The unaudited pro forma consolidated financial information of Penn Virginia Corporation (the "Company" or "Penn Virginia") is based on the Company's historical financial statements, adjusted to give effect to (1) the divestiture of certain oil and gas properties located primarily in Kentucky and West Virginia (the "Divestiture") and (2) the reduction of long-term debt with the proceeds from the Divestiture. The pro forma consolidated balance sheet as of September 30, 2000 assumes that the Divestiture and the related reduction of long-term debt occurred as of September 30, 2000. The pro forma consolidated income statements for the year ended December 31, 1999 and the nine-months ended September 30, 2000 assume that the Divestiture and the related reduction of long-term debt occurred on January 1, 1999.

The unaudited pro forma consolidated financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the date specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma consolidated financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, and other factors.

The following unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes of the Company.
F-1

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet September 30, 2000 (in thousands, except share data)
Assets	The Company	The Divestiture		Pro Forma Consolidated

Current Assets	$11,082	$(2,409)	(a)	$8,673

Investments	47,984	-		47,984
Long-term notes receivable	2,798	-		2,798

Oil and gas properties, wells and equipment, using the successful efforts method of accounting	236,567	(69,414)	(a)	167,153
Other property and equipment	83,677	-		83,677
Accumulated depreciation and depletion	(84,857)	40,550	(a)	(44,307)
Net property, plant and equipment	235,387	(28,864)		206,523

Other assets	1,846	(101)	(a)	1,745

Total assets	$299,097	$(31,374)		$267,723
Liabilities and Shareholders' Equity

Current Liabilities	$8,577	$3,047	(a)	$11,624

Other liabilities	5,321	-		5,321
Deferred income taxes	23,758	4,790	(a)	28,548
Long-term debt, net of current installments	108,300	(54,681)	(b)	53,619

Shareholders' equity	153,141	15,470	(d)	168,611

Total liabilities and shareholders' equity	$299,097	$(31,374)		$267,723
F-2

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Income Statement Year Ended December 31, 1999 (in thousands, except per share data)
	The Company	The Divestiture		Pro Forma Consolidated

Revenue
Oil sales	$463	$(424)	(a)	$39
Natural gas sales	21,384	(5,857)	(a)	15,527
Royalties - coal	17,624	-		17,624
Timber	1,667	-		1,667
Dividends	2,646	-		2,646
Gain on sale of property	280	-		280
Other income	3,071	(487)	(a)	2,584
Total revenues	47,135	(6,768)		40,367

Expenses
Operating expenses	4,311	(1,536)	(a)	2,775
Exploration and development	2,146	(184)	(a)	1,962
Taxes other than income	2,795	(500)	(a)	2,295
General and administrative	8,775	-		8,775
Depreciation and depletion	8,393	(1,635)	(a)	6,758
Total expenses	26,420	(3,855)		22,565

Operating income, (loss)	20,715	((2,913)		17,802

Interest expense	(3,298)	3,298	(b)	-
Interest income and other	1,417	-		1,417
Income before taxes	18,834	385		19,219

Income tax expense	4,330	77	(c)	4,407

Net income	$14,504	$308		$14,812

Net income per share, basic	$1.73			$1.76
Net income per share, diluted	$1.71			$1.75

Weighted average shares outstanding, basic	8,406			8,406
Weighted average shares outstanding, diluted	8,480			8,480
F-3

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Income Statement Nine Months Ended September 30, 2000 (in thousands, except per share data)
	The Company	The Divestiture		Pro Forma Consolidated

Revenue
Oil sales	$615	$(507)	(a)	$108
Natural gas sales	30,495	(6,999)	(a)	23,496
Royalties - coal	16,815	-		16,815
Timber	1,812	-		1,812
Dividends	1,984	-		1,984
Gain on sale of property	899	-		899
Other income	3,596	(265)	(a)	3,331
Total revenues	56,216	(7,771)		48,445

Expenses
Operating expenses	3,614	(1,129)	(a)	2,485
Exploration and development	2,653	(183)	(a)	2,470
Taxes other than income	2,800	(636)	(a)	2,164
General and administrative	7,641	-		7,641
Depreciation and depletion	8,659	(1,370)	(a)	7,289
Total expenses	25,367	(3,318)		22,049

Operating income, (loss)	30,849	(4,453)		26,396

Interest expense	(5,643)	3,294	(b)	(2,349)
Interest income and other	1,097	-		1,097
Income before taxes	26,303	(1,159)		25,144

Income tax expense	7,576	(332)	(c)	7,244

Net income	$18,727	$(827)		$17,900

Net income per share, basic	$2.28			$2.18
Net income per share, diluted	$2.25			$2.15

Weighted average shares outstanding, basic	8,203			8,203
Weighted average shares outstanding, diluted	8,312			8,312

F-4

Penn Virginia Corporation
Notes to Unaudited Pro Forma Consolidated Financial Statements

(a)	Reflects the reduction to oil and gas properties and related worked capital, deferred taxes and revenues and expenses as a result of the Divestiture.
(b)	To reflect the reduction in long-term debt and related interest expense from the use proceeds from the Divestiture.
(c)	To adjust income tax expense to reflect the Divestiture and related reduction in long-term debt.
(d)	To adjust equity to reflect the Divestiture (including a realized gain on the Divestiture and the repayment of long-term debt.)

F-5